United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2014

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

The Landmark @ One Market, Suite 300

San Francisco CA 9405

(Address of principal executive offices)

Registrant’s telephone number, including area code (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2014, salesforce.com, inc. (the “Company”) awarded cash bonuses to its named executive officers for fiscal year 2014 performance pursuant to the Company’s bonus plan. As discussed in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 8, 2013, the bonus amounts were based primarily on the achievement of specific corporate and individual goals during the Company’s fiscal year 2014, from February 1, 2013 to January 31, 2014, net of mid-year bonus payouts made on September 30, 2013. The following table sets forth the bonus amounts paid on March 31, 2014 to the Company’s named executive officers as approved by the Compensation Committee of the Company’s Board of Directors:

Named Executive Officer	Position	Bonus Amount
Marc Benioff (1)	Chairman of the Board and Chief Executive Officer	$1,236,600
Graham Smith (2)	Chief Financial Officer	412,200
Parker Harris (3)	Co-Founder	429,375
Frank van Veenendaal (4)	Vice Chairman	429,375

(1)	Mr. Benioff was paid a mid-year bonus on September 30, 2013 of $450,000.
(2)	Mr. Smith was paid a mid-year bonus on September 30, 2013 of $150,000.
(3)	Mr. Harris was paid a mid-year bonus on September 30, 2013 of $156,250.
(4)	Mr. van Veenendaal was paid a mid-year bonus on September 30, 2013 of $156,250.

As previously reported on a Form 8-K filed on February 3, 2014, Mr. Crump resigned from his position at the Company effective January 31, 2014. Subject to the terms and conditions of a Separation Agreement and General Release of Claims entered into between the Company and Blair Crump, Mr. Crump was awarded $196,875, which is to be paid to him in August 2014, to account for the cash bonus he would otherwise have received under the terms of the Company’s bonus plan had he remained employed with the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2014	salesforce.com, inc.

/s/ Burke F. Norton
Burke F. Norton
Chief Legal Officer